Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contacts:

Stephen C. Jumper, CEO and President

Christina W. Hagan, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL REPORTS

FISCAL FIRST QUARTER 2013 RESULTS

Company Reports a 30 Percent Increase in

First Quarter EBITDA

MIDLAND, Texas, February 8, 2013/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) today reported results for the quarter-ended December 31, 2012, the Company’s first quarter of fiscal 2013.

First Quarter Fiscal 2013 Highlights

•	EBITDA for the quarter-ended December 31, 2012 increased to $14,338,000 compared to $11,028,000 for the same period of fiscal 2012, an increase of 30 percent;

•	Income from operations for the quarter-ended December 31, 2012 increased to $5,194,000 compared to $3,226,000 for the quarter-ended December 31, 2011, an increase of 61 percent;

•

Net income for the quarter-ended December 31, 2012 was $2,928,000, or $0.36 per share attributable to common stock, compared to $3,231,000, or $0.41 per share attributable to common stock, for the same period of fiscal 2012, which included the effect of an $0.18 per share one-time tax benefit recognized in the December 31, 2011 quarter related to a merger agreement terminated in calendar 2011; excluding the impact of that one-time benefit, year-over-year net income and earnings per share increased;

•	Reported revenues of $76,629,000 for the quarter-ended December 31, 2012 compared to $92,382,000 for the same period of fiscal 2012;

•	Revenues net of third-party reimbursable charges increased 11 percent in the first fiscal quarter of 2013 compared to the first fiscal quarter of 2012;

•	Maintained order book capable of sustaining fourteen data acquisition crews well into calendar 2013;

•	Replaced an I/O RSR recording system on an existing crew with the purchase of 12,000 Geospace GSX single-channel cable-less units;

•	Replaced a set of vibrator energy source units on an existing crew with the purchase of ten INOVA AHV IV vibrator energy source units;

•	Purchased 2,500 channels of the Wireless Seismic RT System 2 recording system in January 2013 and deployed on a small crew in the mid-continent region of the United States;

•

Balanced portfolio of projects in the Eagle Ford Shale, Bakken Shale, Marcellus Shale, Mississippi Lime of Kansas and Oklahoma and the Permian Basin including the Cline Shale, Avalon Shale, Bone Spring and Wolfcamp areas;

•	Approximately $52 million of working capital at December 31, 2012; and

•	Mobilized first crew in Canada in late January 2013.

The Company reported revenues of $76,629,000 for the quarter-ended December 31, 2012, the Company’s first quarter of fiscal 2013, compared to $92,382,000 for the same quarter in fiscal 2012. The Company reported net income for the first quarter of fiscal 2013 of $2,928,000, or $0.36 per share attributable to common stock, compared to $3,231,000, or $0.41 per share attributable to common stock, in the same quarter of fiscal 2012. Included in the Company’s first quarter fiscal 2012 results was an $0.18 per share one-time tax benefit related to a terminated merger agreement. EBITDA for the first quarter of fiscal 2013 was $14,338,000 compared to $11,028,000 in the same quarter of fiscal 2012.

Revenues for the quarter-ended December 31, 2012 decreased from the same period of fiscal 2012 primarily as a result of a significant reduction in third-party reimbursable charges as a percentage of revenue. The decline in third-party charges, which are included in revenues and reimbursed to the Company by its clients, is primarily a result of the Company’s movement of operations towards the more open terrain of the western United States. Revenue, net of third-party charges for the first quarter of 2013, increased 11 percent from the same period in fiscal 2012. Reflected in the first fiscal quarter of 2013 results were increases in depreciation expense from capital expenditures in the prior fiscal year and in general and administrative expenses primarily resulting from costs associated with the Canadian operation start up.

Stephen Jumper, President and CEO of Dawson Geophysical Company, said, “Increased utilization rates, combined with improved contract terms, fueled first quarter growth in EBITDA. Demand for services, predominantly in the oil and liquids-rich basins, remains steady. We are excited to have our first crew operating in Canada to further expand our market base. While the Canadian market appears to be more difficult than anticipated this season, we believe it provides a long-term growth opportunity for our shareholders.”

Jumper continued, “Our sequential net income and EBITDA for the first quarter of fiscal 2013 increased 154 percent and 35 percent, respectively, from the fourth quarter of fiscal 2012. These increases are notable since our first fiscal quarter historically represents our most challenging quarter due to inclement weather conditions, shorter days and the holiday season and can be attributed to our continued focus on operational efficiencies and improved utilization rates.”

The Company’s order book reflects commitments capable of sustaining operation of fourteen crews well into calendar 2013 with favorable contract terms and projects primarily in oil and liquids-rich basins such as the Bakken Shale, Mississippi Lime, Eagle Ford Shale, Marcellus Shale and Permian Basin. In addition, the Company commenced its first multi-component project in Canada in January 2013. The Company anticipates operating one crew in Canada this winter season. The Company’s order book is subject to the ability of clients to cancel, modify or delay their contracts on short notice and to delays related to weather, securing land access permits and other factors, which can affect operating results from quarter to quarter.

The Company anticipates a capital budget in fiscal 2013 of approximately $50,000,000, an increase of $10,000,000 from the previously announced $40,000,000, which includes purchases of the additional cable-less recording equipment and energy source units, Canadian operation capital requirements and maintenance capital requirements.

The Company’s balance sheet remains strong at quarter-end with approximately $52,000,000 of working capital, $19,338,000 of debt, approximately $39,000,000 of cash and cash equivalents and short-term investments, and approximately $108,000,000 of retained earnings. In addition, the Company has $20,000,000 available under its undrawn revolving line of credit.

Jumper concluded, “New equipment purchases have been a big part of our financial and operational success beginning in fiscal 2011, and we believe these expenditures will continue to generate increasing returns going forward. Over the past several years we have increased channel count and the number of energy source units company-wide as well as systematically upgraded the recording systems and energy source units on existing crews. We have replaced four RSR crews and two ARAM crews with more efficient, hazard-reducing, cable-less recording systems and redeployed like equipment to existing crews. These upgrades and expansions are in response to industry demand for higher resolution images, cable-less technology, improved energy sources and increased crew efficiencies in connection primarily with our movement into the oil and liquids-rich basins of the western United States. Our continual investments in technology and expansion in the Canadian market are integral parts of our focus on remaining a premier full service geophysical company providing our clients with cost effective, efficiently-delivered, high resolution subsurface images, while maintaining a solid balance sheet and increasing long-term shareholder value.”

Conference Call Information

Dawson will host a conference call to review its fiscal first quarter 2013 financial results on February 8, 2013, at 9 a.m. CST. Participants can access the call at (877) 317-6789 (US/Canada) or (412) 317-6789 (International). To access the live audio webcast or the subsequent archived recording, visit the Dawson website at www.dawson3d.com. Callers can access the telephone replay through Wednesday, February 13, 2013, by dialing (877) 344-7529 (US/Canada) or (412) 317-0088 (International). The passcode is 10024596. The webcast will be recorded and available for replay on Dawson’s website until March 8, 2013.

About Dawson

Dawson Geophysical Company is a leading provider of onshore seismic data acquisition services in the lower 48 states of the United States and Canada. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Non-GAAP Financial Measures

This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income plus interest expense, interest income, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:

•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.

The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income is presented in the table following the text of this press release.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, limited number of customers, credit risk related to our customers, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, managing growth, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year-ended September 30, 2012. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2012	2011
	(Unaudited)	(Unaudited)
Operating revenues	$76,629,000	$92,382,000
Operating costs:
Operating expenses	58,735,000	78,814,000
General and administrative	3,596,000	2,556,000
Depreciation	9,104,000	7,786,000

	71,435,000	89,156,000
Income from operations	5,194,000	3,226,000
Other income (expense):
Interest income	16,000	3,000
Interest expense	(191,000)	(150,000)
Other income	40,000	16,000

Income before income tax	5,059,000	3,095,000
Income tax (expense) benefit	(2,131,000)	136,000
Net income	$2,928,000	$3,231,000

Basic income attributable to common stock	$0.36	$0.41

Diluted income attributable to common stock	$0.36	$0.41

Weighted average equivalent common shares outstanding	7,849,525	7,832,262

Weighted average equivalent common shares outstanding-assuming dilution	7,876,338	7,874,281

DAWSON GEOPHYSICAL COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31, 2012	September 30, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29,144,000	$57,373,000
Short-term investments	9,500,000	4,000,000
Accounts receivable, net of allowance for doubtful accounts of $250,000 at December 31, 2012 and September 30, 2012	47,671,000	53,719,000
Prepaid expenses and other assets	3,238,000	762,000
Current deferred tax asset	2,282,000	1,925,000

Total current assets	91,835,000	117,779,000
Property, plant and equipment	364,460,000	326,030,000
Less accumulated depreciation	(173,116,000)	(164,634,000)

Net property, plant and equipment	191,344,000	161,396,000

Total assets	$283,179,000	$279,175,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,642,000	$18,544,000
Accrued liabilities:
Payroll costs and other taxes	3,333,000	1,802,000
Other	5,253,000	6,425,000
Deferred revenue	3,400,000	3,467,000
Current maturities of notes payable and obligations under capital leases	9,623,000	9,131,000

Total current liabilities	39,251,000	39,369,000
Long-term liabilities:
Notes payable and obligations under capital leases less current maturities	9,715,000	11,179,000
Deferred tax liability	29,696,000	27,678,000

Total long-term liabilities	39,411,000	38,857,000
Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 8,040,657 and 8,031,369 shares issued and outstanding at December 31, 2012 and September 30, 2012, respectively	2,680,000	2,677,000
Additional paid-in capital	93,861,000	93,224,000
Retained earnings	107,976,000	105,048,000

Total stockholders’ equity	204,517,000	200,949,000

Total liabilities and stockholders’ equity	$283,179,000	$279,175,000

Reconciliation of EBITDA to Net Income

	Three Months Ended December 31,		Three Months Ended September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net income	$2,928	$3,231	$1,152	$2,944
Depreciation	9,104	7,786	8,406	7,769
Interest expense (income), net	175	147	195	165
Income tax expense (benefit)	2,131	(136)	877	2,077

EBITDA	$14,338	$11,028	$10,630	$12,955

Reconciliation of EBITDA to Net Cash Provided (Used) by Operating Activities

	Three Months Ended December 31,		Three Months Ended September 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net cash provided (used) by operating activities	$9,014	$(1,498)	$18,376	$17,420
Changes in working capital and other items	5,964	13,087	(7,292)	(4,198)
Noncash adjustments to income	(640)	(561)	(454)	(267)

EBITDA	$14,338	$11,028	$10,630	$12,955